Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Company	State or Other Jurisdiction of Incorporation or Organization

Deep Down, Inc.	Delaware
Mako Technologies, LLC	Nevada
Deep Down International Holdings, LLC	Nevada
Deep Down Brasil, LTDA.	Brazil